UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Carreker Corporation

(Name of Registrant as Specified In Its Charter)

NA

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          On January 2, 2007, Carreker Corporation (the “Company” or “Carreker”) announced that it entered into an Agreement and Plan of Merger, dated as of December 29, 2006, with CheckFree Corporation (“CheckFree”) and CFA Software Corporation, a wholly-owned subsidiary of CheckFree. Set forth below is a memorandum distributed to employees and directors of the Company that are holders of stock options or shares of restricted stock under the Company’s Third Amended and Restated 1994 Long Term Incentive Plan.
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February 19, 2007
Memorandum to All Holders of Stock Options and Restricted Stock Awarded
Under the Company’s Third Amended and Restated 1994 Long Term Incentive Plan
          As described in the Agreement and Plan of Merger dated December 29, 2006 by and among Carreker Corporation (the “Company”), CheckFree Corporation (“CheckFree”) and CFA Software Corporation, there will be a cash payment made to holders of the Company’s “in the money” stock options and shares of restricted stock at the effective time of the Company’s merger (“Merger”).
          This memorandum will provide you with the required written notice of the termination of your stock options at the effective time of the Merger. It is anticipated that the Merger will close shortly following the special meeting of the Company’s stockholders to vote on the Merger, which meeting is currently scheduled for March 30, 2007.
          Please know that at any time prior to the effective time of the Merger, you may elect to exercise such of your stock options that are then vested; however, you should understand that you may be prohibited from selling any shares of the Company’s stock in accordance with the Company’s Insider Trading Policy. Please contact the Company’s General Counsel if you would like to better understand the application of the Company’s Insider Trading Policy. Alternatively, you may simply decide to have any “in the money” stock options held by you cashed out in the Merger, in which case you do not need to take any action.
     At the effective time of the Merger:
1.	Your outstanding stock options and restricted stock awarded under the Company’s Third Amended and Restated 1994 Long Term Incentive Plan (the “Plan”) will become fully vested and exercisable.
2.	In lieu of any exercise of your stock options, the Company will pay you cash in an amount equal to the difference between (i) $8.05 per share and (ii) your per share exercise price, for each of your options, less applicable tax withholding. This payment will be made for any options that are “in the money,” i.e., for those options with an option exercise price of less than $8.05.
3.	If you hold stock options with an exercise price equal to or in excess of $8.05 per share, such options will terminate at the effective time of the Merger and you will not be paid any consideration for these options that are “out of the money.”
4.	Your shares of restricted stock will be converted into the right to receive $8.05 per share in cash, less applicable tax withholding. This “cash out” of your shares of restricted stock is automatic, so you do not need to take any action.
5.	All cash payments will be made through the Company’s payroll system.
Additional Information and Where to Find It
In connection with the proposed Merger, on February 9, 2007 the Company filed a proxy statement concerning the Merger with the Securities and Exchange Commission (“SEC”). The proxy statement has been mailed to the Company’s stockholders of record. STOCKHOLDERS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders and security holders of the Company may obtain free copies of the proxy statement by contacting Carreker Investor Relations through the Company website at www.carreker.com, or by mail at Carreker Investor Relations, 4055 Valley View Lane, #1000, Dallas, Texas 75244, or by telephone at (972) 458-1981. In addition, documents filed with the SEC by the Company are available free of charge at the SEC’s website at http://www.sec.gov.